SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


          Date of Report (Date of
          earliest event reported).........................June 6, 1996

                              TEJAS GAS CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


        0-17389                                              76-0263364
(Commission File Number)                                  (I.R.S. Employer
                                                       Identification Number)

1301 McKinney, Suite 700
   Houston, Texas                                              77010
(Address of Principal                                        (Zip Code)
  Executive Offices)

                          Registrant's telephone number
                       including area code: (713) 658-0509

ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS

         On June 6, 1996, Tejas Gas Corporation ("Tejas") acquired Transok, Inc. ("Transok") from Central and South West Corporation ("CSW") through a merger of a recently formed wholly owned subsidiary of Tejas into Transok pursuant to an Agreement of Merger dated May 9, 1996, between Tejas and CSW, as amended (the "Merger Agreement"). The Merger Agreement is filed as Exhibit 2(a)to this Current Report on Form 8-K and is incorporated herein by reference. Immediately prior to the acquisition, Transok sold seven gas processing plants (the "Transok Plants")to a third-party lessor (the"Lessor") which in turn leased these facilities to Tejas pursuant to a Lease Agreement dated June 6, 1996 (the "Lease"). The Lease and related documentation are filed as Exhibits 2(b) and 2(c) to this Form 8-K and are incorporated herein by reference.

         Transok, which was founded in 1955, operates intrastate natural gas pipeline systems in Oklahoma, Louisiana and Texas and is the largest processor of natural gas in Oklahoma. Transok's operations include (i) more than 6,500 miles of gathering and transmission pipelines in Oklahoma, Louisiana and Texas with 2.3 billion cubic feet ("BCF") per day of pipeline capacity; (ii) eight operating processing plants, of which seven are leased, with total capacity of 564 million cubic feet per day ("Mmcf/d") of natural gas; (iii) a 26 BCF-capacity natural gas reservoir storage facility with 300 Mmcf/d of withdrawal and 200 Mmcf/d of injection capacity; and (iv) 1.4 trillion cubic feet of connected third-party natural gas reserves. Transok's average system throughput was 1.3 BCF per day during the first quarter of 1996 and 1.4 BCF per day in 1995. Liquids production was 25,100 barrels per day during the first quarter of 1996 and 22,400 barrels per day in 1995.

         The total purchase price received by CSW at closing was $690 million in cash of which $565 million was paid by Tejas and $125 million was paid by the Lessor to acquire the Transok Plants. In addition, Transok had outstanding at the time of the acquisition $200 million principal amount of medium-term notes, which remained in place following the merger. Tejas' financing for its cash requirements consisted of (i) $178 million borrowed under an existing credit facility of a wholly-owned Tejas subsidiary and (ii) $387 million, net of a voluntary prepayment, borrowed under a new $425 million credit facility arranged by Bank of Montreal and Canadian Imperial Bank of Commerce. The Lessor is leasing the Transok Plants to Tejas for a five-year term with annual lease payments of approximately $9 million. The Lease may be extended by Tejas for up to two two-year terms with the approval of the Lessor and provides Tejas the option to purchase the Transok Plants during the term. The option to purchase all of the Transok Plants is exercisable for $125 million. If such purchase option is not exercised, Tejas will be obligated to pay the Lessor a termination fee of approximately $106 million at the end of the Lease. However, such fee will be reduced by the excess, if any, of the proceeds from the Lessor's sale of the assets over $19 million. The Lease also provides Tejas the option at any time during the term to purchase such number of the Transok Plants as may be purchased for an amount not exceeding approximately $31 million, with corresponding reductions in the $106 million termination fee and $19 million threshold amount. Tejas estimates that transaction costs associated with the merger and related financing will total approximately $13 million.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

            (a)   Financial statements of business acquired.

                  An index of historical financial statements of the business acquired included in this current report is presented on Page
                  4. Such financial statements include the historical financial position, results of operations and cash flows of Transok, Inc.

            (b)   Pro forma financial information.

                  An index of pro forma financial information included in this report is presented on page 4.

            (c)   Exhibits.

           2(a) Agreement of Merger dated as of May 9, 1996 between Central and South West Corporation and Tejas Gas Corporation relating to Transok, Inc., as amended by First Amendment to Agreement of Merger dated June 6, 1996.

          *2(b) Lease Agreement dated as of June 6, 1996 between Canadian Imperial Bank of Commerce Inc. ("CIBC Inc."), as lessor, and Transok Acquisition Corporation III, ("TAC III"), as lessee.

          *2(c) Participation Agreement dated as of June 6, 1996 between TAC III, as lessee, CIBC Inc., as lessor, Canadian Imperial Bank of Commerce, New York agency, as administrative agent, and Bank of Montreal, as documentation agent.

          *2(d) Secured Credit Agreement dated as of June 6, 1996 between Transok Acquisition Company, Bank of Montreal and CIBC Inc.

         *        To be filed by amendment

                                    Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              TEJAS GAS CORPORATION


Date:    June 18, 1996        By: /s/ JAMES W. WHALEN
                                      James W. Whalen
                                       Executive Vice President and Chief
                                       Financial Officer (principal financial
                                       officer and principal accounting officer)

                              TEJAS GAS CORPORATION
                           CURRENT REPORT ON FORM 8-K
                         INDEX TO FINANCIAL INFORMATION


I. PREDECESSOR OPERATIONS OF TRANSOK, INC.

Report of Independent Public Accountants ..................................    5

Consolidated Balance Sheets as of December 31, 1995 and
  December 31, 1994 (audited) and as of March 31, 1996 ....................    6
  (unaudited)

Consolidated Statements of Income for each of the Three
  Years in the Period Ended December 31, 1995 (audited)
  and for the Three Months Ended March 31, 1996 and 1995
  (unaudited) .............................................................    7

Consolidated Statements of Equity for each of the Three
  Years in the Period Ended December 31, 1995 (audited)
  and for the Three Months Ended March 31, 1996 (unaudited)................    8

Consolidated Statements of Cash Flows for each of the
  Three Years in the Period Ended December 31, 1995
  (audited) and for the Three Months Ended March 31,
  1996 and 1995 (unaudited)................................................    9

Notes to Consolidated Financial Statements ................................   10


II. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:

Introduction ..............................................................   22

Unaudited Pro Forma Consolidated Statement of Earnings
  for the Year Ended December 31, 1995 ....................................   23

Unaudited Pro Forma Consolidated Statement of Earnings
  for the Three Months Ended March 31, 1996 ...............................   24

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1996 .......   25

Notes to Unaudited Pro Forma Consolidated Financial Statements ............   26

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Transok, Inc.:

We have audited the accompanying consolidated balance sheet of Transok, Inc. (an Oklahoma Corporation and a wholly owned subsidiary of Central and South West Corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows and stockholder's equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transok, Inc., and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 7 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 106, No. 109 and No. 112 effective January 1, 1993.

                                      ARTHUR ANDERSEN LLP

Dallas, Texas
February 9, 1996

                                  TRANSOK, INC.
                           CONSOLIDATED BALANCE SHEET
                             (thousands of dollars)

                                                           December 31,     March 31,
                                                          1995     1994        1996
- -------------------------------------------------------------------------------------
ASSETS                                                                     (unaudited)
Current Assets
     Cash and cash equivalents .....................    $ 7,195    $ 3,601   $  7,797
     Accounts receivable less allowance for doubtful
         accounts of $450 in 1995 (Note 1) .........     44,660     35,014     29,023
     Advances to affiliates ........................      6,586       --       42,607
     Gas stored underground (Note 2) ...............     10,567     22,550        117
     Materials and supplies, at average cost .......      8,869     10,796      8,647
     Extracted products, at average cost ...........      1,878        821         21
     Income taxes receivable .......................        143      3,144        914
     Prepayments and other .........................      8,121      4,610     12,082
- -------------------------------------------------------------------------------------
                                                         88,019     80,536    101,208

Property, Plant and Equipment ......................    868,595    798,312    878,058
Less - Accumulated Depreciation ....................    236,043    203,488    244,914
- -------------------------------------------------------------------------------------
                                                        632,552    594,824    633,144

Other Investments, net (Note 2) ....................     30,576     32,392     29,805
Deferred Charges and Other Assets ..................     21,133     18,997     23,539
- -------------------------------------------------------------------------------------
                                                      $ 772,280   $726,749   $787,696
=====================================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
     Advances from affiliates ......................    $  --       28,104    $   --
     Accounts payable ..............................    118,198     77,913    124,998
     Accrued interest ..............................      5,107      5,105      1,333
     Accrued taxes .................................      5,102      3,884      2,788
     Other .........................................      1,615      6,019      2,828
- -------------------------------------------------------------------------------------
                                                        130,022    121,025    131,947


Long-Term Debt (Note 4) ............................    200,000    200,000    200,000
Deferred Income Taxes (Note 3) .....................    116,192    104,985    121,371
Stockholder's Equity
     Common stock, $100 par value, authorized
         95,000 shares, issued and outstanding
             92,186 shares .........................      9,219      9,219      9,219
     Paid-in capital ...............................    162,000    162,000    162,000
     Retained earnings .............................    154,847    129,520    163,159
- -------------------------------------------------------------------------------------
                                                        326,066    300,739    334,378
- -------------------------------------------------------------------------------------
                                                       $772,280   $726,749   $787,696
=====================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  TRANSOK, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (THOUSANDS OF DOLLARS)

                                                                                                              Three Months Ended
                                                                     Year Ended December 31,                       March 31,
                                                                  1995          1994           1993          1996            1995
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (unaudited)
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (Note 1) .............................     $ 720,866      $ 646,719      $ 702,192      $ 255,635      $ 159,706
Operating Expenses and Taxes
     Natural gas purchased for resale ...................       466,384        404,569        501,719        176,827         95,440
     Product extraction and marketing ...................       109,237         98,103         85,613         35,919         28,060
     Operations and maintenance .........................        25,123         24,163         24,559          6,163          6,558
     Administrative and general .........................        22,750         25,350         24,953          7,779          7,608
     Depreciation and amortization ......................        31,478         32,162         28,822          8,995          9,014
     Taxes, other than income taxes .....................         9,248          9,693          8,377          2,567          2,661
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                664,220        594,040        674,043        238,250        149,341
- ------------------------------------------------------------------------------------------------------------------------------------

Operating Income ........................................        56,646         52,679         28,149         17,385         10,365
- ------------------------------------------------------------------------------------------------------------------------------------
Other Income and (Deductions)
     Interest expense ...................................       (14,031)       (15,783)       (15,318)        (2,929)        (3,852)
     Factoring expense ..................................        (4,795)        (3,636)        (3,747)        (1,826)          --
     Other, net .........................................         1,269          1,926          7,832            (39)           577
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                (17,557)       (17,493)       (11,233)        (4,794)        (3,275)
- ------------------------------------------------------------------------------------------------------------------------------------

Income Before Income Taxes and
Cumulative
     Effect of Changes in Accounting Principles .........        39,089         35,186         16,916         12,591          7,090
- ------------------------------------------------------------------------------------------------------------------------------------
Provision for Income Taxes (Note 3) .....................        13,762         10,053          4,463          4,279          2,390
- ------------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of
     Changes in Accounting Principles ...................        25,327         25,133         12,453          8,312          4,700
- ------------------------------------------------------------------------------------------------------------------------------------
Cumulative Effect of Changes in Accounting
     Principles (Note 3 and 7) ..........................          --             --            6,691           --             --
- ------------------------------------------------------------------------------------------------------------------------------------

Net Income ..............................................     $  25,327      $  25,133      $  19,144      $   8,312      $   4,700
====================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  TRANSOK, INC.
                              STATEMENTS OF EQUITY
                             (thousands of dollars)
                                                                        Three
                                                                        Months
                                                                        Ended
                                            December 31,               March 31,
                                 1995          1994        1993          1996
- --------------------------------------------------------------------------------
Balance, beginning of period   $300,739     $255,606     $191,462     $326,066
Net Income .................     25,327       25,133       19,144        8,312
Capital Contribution .......       --         20,000       45,000         --
- --------------------------------------------------------------------------------
Balance, end of Period .....   $326,066     $300,739     $255,606     $334,378
- --------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  TRANSOK, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (thousands of dollars)

                                                                                                               Three Months Ended
                                                                        Year Ended December 31,                  March 31,
                                                                  1995           1994             1993        1996        1995
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (unaudited)
Operating Activities
     Net Income ...........................................     $  25,327      $  25,133      $  19,144      $  8,312      $  4,700
     Non-cash items included
         Depreciation and amortization ....................        32,453         33,149         29,689         9,026         9,251
         Deferred Income taxes ............................        11,207         19,439         16,461         5,179         3,486
         Tex/Con reserve write off ........................          --             --           (3,430)         --            --
         Operations reserve ...............................          --             --            3,743          --            --
         Cumulative effect of changes in
             accounting principles ........................          --             --           (6,691)         --            --
     Other ................................................        (1,659)        (1,767)        (1,490)         (553)         (495)
- ------------------------------------------------------------------------------------------------------------------------------------
     Funds provided by operations .........................        67,328         75,954         57,426        21,964        16,942
     Changes in assets and liabilities (Note 5) ...........        37,470        (45,653)        47,086        22,905         1,752
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                  104,798         30,301        104,512        44,869        18,694
- ------------------------------------------------------------------------------------------------------------------------------------
Investing Activities
     Capital expenditures .................................       (65,931)       (64,893)       (88,310)      (10,003)       (9,871)
     Other ................................................          (583)           388           (941)        1,757          (267)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                  (66,514)       (64,505)       (89,251)       (8,246)      (10,138)
- ------------------------------------------------------------------------------------------------------------------------------------
Financing Activities
     Medium-term notes issued .............................          --             --           60,000          --            --
     Capital contribution .................................          --           20,000         45,000          --            --
     Advances from/to affiliates ..........................       (34,690)         6,830        (70,945)      (36,021)       (7,337)
     Note payable to CSW ..................................          --             --          (47,468)         --            --
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                  (34,690)        26,830        (13,413)      (36,021)       (7,337)
- ------------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents ...................         3,594         (7,374)         1,848           602         1,219

Cash and Cash Equivalents at Beginning of Year ............         3,601         10,975          9,127         7,195         3,601
- ------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year ..................     $   7,195      $   3,601      $  10,975      $  7,797      $  4,820
- ------------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                        9
TRANSOK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. TRANSACTIONS WITH AFFILIATES

         Transok, Inc. (the Company or Transok) is an intrastate natural gas transmission, storage, marketing, gathering and processing company with headquarters in Tulsa, Oklahoma. Incorporated in 1955, Transok was created to supply natural gas to Public Service Company of Oklahoma (PSO) electric power generation stations and has since expanded its operations to transport gas for other parties, as well as engage in other services such as gas processing, storage, gathering, compression, risk management and gas and liquids marketing.

         Transok is a wholly owned subsidiary of Central and South West Corporation (CSW). On January 9, 1996, CSW announced it will explore strategic alternatives for Transok, including a possible sale.

         As a wholly-owned subsidiary of CSW, a holding company subject to the Public Utility Holding Company Act of 1935, Transok engages in transactions and coordinates its activities and operations with other members of the CSW System, principally PSO. The Company provides administrative services in support of PSO's natural gas requirements. It further provides for the transportation of PSO's natural gas fuel supply through the Company's gathering and transmission system.

         The transportation and administration fees charged to PSO are determined annually through a fully allocated cost of service study that allocates costs to the Company's various business functions. In addition to actual transportation and administration costs allocated to PSO, the Company is permitted to earn a return on equity equal to the rate allowed PSO in its most recent rate case before the Corporation Commission of the State of Oklahoma
(OCC). Revenues from transportation and administration services with PSO were $31.8 million in 1995, $31.4 million in 1994 and $28.5 million in 1993.

         The Company also provides transportation services to West Texas Utilities Company, (WTU) and Southwestern Electric Power Company, (SWEPCO). Transportation fees charged to WTU and SWEPCO are based on the Company's cost of providing service plus an equity return. Revenues from transportation fees charged to WTU and SWEPCO were $3.0 million, $3.5 million and $.8 million in 1995, 1994 and 1993, respectively.

         The Company also makes gas sales to CSW affiliates. Gas sales to PSO were $77.6 million, $76.9 million and $54.4 million in 1995, 1994 and 1993, respectively. Gas sales to other members of the CSW system were $16.8 million, $14.4 million and $17.7 million in 1995, 1994 and 1993, respectively. All sales made to PSO and other members of the CSW system are made at cost and therefore have no impact on the Company's net financial results of operations.

         The Company, together with other members of the CSW System, has established a money pool to coordinate short-term borrowings from banks and through the issuance of commercial paper. Money pool balances are shown as advances from and to affiliates on the consolidated balance sheets. Funds borrowed from, or loaned to, the money pool are charged, or earn, interest in accordance with the money pool arrangement. The Company incurred net interest costs of $0.5 million, $1.3 million and $1.3 million under the money pool arrangement in 1995, 1994 and 1993, respectively. The Company is authorized to borrow up to $200 million under this arrangement.

         Central and South West Services, Inc., performs, at cost, certain accounting, tax, legal, financial, electronic data processing and other services for the Company. Costs incurred to provide such services are allocated to Transok and other CSW affiliates based on various formulas. Amounts charged to expense were $3.6 million, $4.8 million and $3.6 million in 1995, 1994 and 1993, respectively.

         The Company sells selected accounts receivable, without recourse, to CSW Credit, Inc., a wholly owned subsidiary of CSW. At December 31, 1995 and 1994, the Company had $79.7 million and $42.9 million in outstanding receivables which had been sold to CSW Credit, Inc.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary companies. All significant intercompany balances and transactions have been eliminated.

         ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

         PARTNERSHIPS - The Company accounts for its partnership interests using the equity method of accounting.

         PROPERTY, PLANT AND EQUIPMENT - Gas plant acquisitions are stated at fair market value based on the purchase price while other gas plant is stated at the original cost of construction, which includes the cost of contracted services, direct labor, materials, overhead items and capitalized interest.

         DEPRECIATION AND AMORTIZATION - Provisions for depreciation of gas plant are computed using the half-year convention straight-line method, generally at individual rates applied to the various classes of depreciable property. The annual consolidated composite rates averaged 3.6%, 3.2% and 3.4% for 1995, 1994 and 1993.

         Amortization of the Tranpache investment is based on the Company's interest in the Tranpache properties and the expected life of the investment. The average annual amortization rates for 1995, 1994 and 1993 were 12.3%, 24.0% and 26.6%, respectively.

         STATEMENTS OF CASH FLOWS - Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, temporary cash investments are considered cash equivalents.

         NEW ACCOUNTING STANDARDS - Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 116, Accounting for Contributions Made and Contributions Received. This statement establishes accounting standards for contributions and applies to all entities that either receive or make contributions. Contributions made, including unconditional promises to give, must be recognized as expenses in the period made at fair market value. Conditional promises to give must be recognized when they become unconditional, that is, when the conditions of the gift are substantially met. The impact of adopting this statement in 1995 was not material.

         In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, to be effective for financial statements for fiscal years beginning after December 15, 1995. The Statement establishes a two fold test for identification and quantification of an impairment. The first test in determining an impairment is to compare the sum of expected future cash flows (undiscounted and without interest charges) to the carrying value of the asset. If the sum of expected cash flows are not sufficient to recover the carrying value of the asset, then an impairment is recognized. Once an impairment is identified, the second part of the test is applied to quantify the value of the impairment. The statement lists several alternative methods of establishing fair market value and quantifying the impairment.

         Transok will adopt SFAS No. 121 effective January 1, 1996. The Company is not aware of any assets which would currently meet the test for impairment.

         In October 1993, the FASB issued FAS No. 123, Accounting for Stock Based Compensation, with an effective date for transactions entered into after December 15, 1995. The Statement requires the use of an option pricing model to calculate the value of stock-based transactions where such value cannot otherwise be determined, but then allows for two options on how this value is utilized. One method recognizes this value as a cost of compensation and as an expense for the current period. The alternative allows for only footnote disclosure of the compensation cost, without actually charging the amount against current earnings.

         As provided by the provisions of SFAS No. 123, Transok will continue to apply the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and adopt the disclosure requirements of SFAS No. 123 in 1996. Accordingly, the adoption of SFAS No. 123 will not impact Transok's consolidated results of operations or financial condition.

         PRICE RISK MANAGEMENT ACTIVITIES - The Company periodically uses natural gas futures, options and basis swap contracts to manage the impact of price fluctuations on its inventory of natural gas, fuel and shrinkage requirements for its processing plants and certain fixed price purchase and sales contracts. Such contracts are designated at inception as either a hedge, when there is a direct relationship to the price risk associated with the Company's operations, or as a speculative contract where there is no such relationship. Gains and losses on hedge contracts are deferred until the effect of the corresponding hedged transaction is recognized. For those contracts that are not designated as hedges, changes in the fair value of those contracts are recognized as gains or losses in income currently and are recorded in the balance sheet at fair value at the reporting date. The Company determines the fair value of its contracts based upon settlement prices for exchange-traded contracts, market-related indexes or by obtaining quotes from brokers (see Note 9, "Price Risk Management Activities").

         INVENTORIES - Gas stored underground represents gas stored in Company-owned storage facilities as well as off-system storage facilities and includes gas anticipated to be withdrawn in the next year. The non-current portion of gas stored underground represents that quantity of gas in storage that the Company does not anticipate using within the next year and is classified as deferred charges and other assets. All inventories are valued at the lower of average cost or market.

         RECLASSIFICATION - Certain financial statement items for prior years have been reclassified to conform to the 1995 presentation.

NOTE 3.       FEDERAL AND STATE INCOME TAXES

         The Company, together with other members of the CSW System, files a consolidated Federal income tax return.

         The Company adopted SFAS No. 109, Accounting for Income Taxes, effective January 1, 1993. The cumulative effect of adopting SFAS No. 109 on the Company's financial statements was to increase 1993 net income by $7.0 million, of which, federal deferred income taxes were reduced by $8.7 million and state deferred taxes were increased by $1.7 million.

         Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax liability at December 31, 1995 and 1994 are as follows:
                                                               1995       1994
- --------------------------------------------------------------------------------
                                                                 (thousands)
Deferred Tax Liabilities:
     Differences between book and tax basis of property ..   $112,778   $102,022
     Other ...............................................      6,042      5,557
- --------------------------------------------------------------------------------
                                                              118,820    107,579
- --------------------------------------------------------------------------------
Deferred Tax Assets:

     Accrued expenses not currently deductible ...........      2,628      2,594
- --------------------------------------------------------------------------------
Deferred income taxes                                        $116,192   $104,985
- --------------------------------------------------------------------------------

    Significant components of the provision for income taxes are as follows:


Year Ended December 31,                          1995        1994        1993
- --------------------------------------------------------------------------------
                                                          (thousands)
Current
     Federal ................................   $ 1,955    $(8,971)$   (10,182)
     State ..................................       600       (415)       (872)
- --------------------------------------------------------------------------------
         Total current ......................     2,555     (9,386)    (11,054)
- --------------------------------------------------------------------------------
Deferred
     Federal ................................     9,567     16,602      13,457
     State ..................................     1,640      2,837       2,060
- --------------------------------------------------------------------------------
     Total deferred current year activity        11,207     19,439      15,517
- --------------------------------------------------------------------------------
Provision for income taxes ..................   $13,762   $ 10,053       4,463
- --------------------------------------------------------------------------------

         A reconciliation of the statutory U.S. Federal income tax rate and the Company's effective tax rate is as follows:


Year Ended December 31,              1995         1994         1993
- --------------------------------------------------------------------------------
                                                             (percentage)
Statutory rate                       35.0         35.0         35.0
Increase (decrease) resulting from:
     Tax credits                     (4.3)        (9.2)       (11.9)
     Consolidated Tax Savings        (0.2)        (2.0)         0.0
     State Income Taxes               5.7          5.3          5.2
     Other                           (1.0)        (0.5)        (1.9)
- --------------------------------------------------------------------------------
Effective income tax rate            35.2         28.6          26.4
- --------------------------------------------------------------------------------


NOTE 4.       LONG-TERM DEBT

         In 1993 and 1992 the Company sold $60 million and $140 million, respectively, of medium-term notes maturing from 1999 to 2023 under its $200 million private placement medium-term note program. Proceeds from the sale of these notes were used primarily to repay interim financing provided by CSW in 1991 and 1992 for acquisitions made by the Company. The weighted average interest rate of the notes was 7.7% at December 31, 1995 and 1994. The long-term debt outstanding at the end of December 31, 1995 and 1994 was as follows:


              Maturities              Interest Rates
- ------------------------------------------------------------------------
         From          To           From            To           Balance
- ------------------------------------------------------------------------
Medium Term Notes                                            (thousands)
         1999         2003          6.600         8.280      $    92,000
         2004         2009          6.710         8.340           68,000
         2010         2014          8.350         8.900           10,000
         2015         2019          8.960         8.960           15,000
         2020         2023          7.750         7.750           15,000
- ------------------------------------------------------------------------
     Total                                                       200,000
- ------------------------------------------------------------------------

                                       14
NOTE 5.       CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

         Changes in operating assets and liabilities consist of:


Year Ended December 31,             1995               1994               1993
- --------------------------------------------------------------------------------
                                                   (thousands)
Decrease (increase) in:
     Receivables                 $ (6,645)          $  3,189           $ 56,425
     Inventories                   12,853             (3,447)           (13,912)
     Other current assets          (3,511)               (82)            10,722
     Other assets                  (2,328)            (5,590)            (5,222)
Increase (decrease) in:
     Accounts payable              40,285            (34,062)            (8,268)
     Accrued taxes                  1,218                654                630
     Accrued interest                   2                 63              1,724
     Other liabilities             (4,404)            (6,378)             4,987
- --------------------------------------------------------------------------------
                                 $ 37,470           $(45,653)          $ 47,086
================================================================================

         Income taxes refunded were $1.3 million, $12.4 million and $3.3 million during 1995, 1994 and 1993, respectively.

         Interest paid, net of amounts capitalized, was $13.9 million, $15.6 million and $12.8 million during 1995, 1994 and 1993, respectively.


NOTE 6.       FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

         CASH AND SHORT-TERM INVESTMENTS - The carrying amount approximates fair value because of the short maturity of those instruments.

         LONG-TERM DEBT - The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

         The estimated fair values of the Company's financial instruments at December 31 are as follows:

                                              1995                  1994
- --------------------------------------------------------------------------------
                                                     (thousands)
                                       Carrying    Fair      Carrying      Fair
                                        Amount     Value      Amount       Value
- --------------------------------------------------------------------------------
Cash and short-term investments ....   $  7,195   $  7,195   $  3,601   $  3,601
Long-term debt .....................   $200,000   $216,211   $200,000   $185,651

NOTE 7.       BENEFIT PLANS

         DEFINED BENEFIT PENSION PLAN - The Company, together with other members of the CSW System, maintains a tax qualified, non-contributory defined benefit pension plan covering substantially all its employees. Benefits are based on employees' years of credited service, age at retirement and final average annual earnings with an offset for the participant's primary Social Security benefit. The CSW System's funding policy is based on actuarially determined contributions, taking into account amounts which are deductible for income tax purposes and minimum contributions required by the Employee Retirement Income Security Act of 1974, as amended. Contributions to the plan for the years ended December 31, 1995, 1994 and 1993 were $2.0 million, $1.8 million and $1.8 million, respectively. Pension plan assets consist primarily of common stocks and short-term and intermediate-term fixed income investments.

         The components of net periodic pension cost and the assumptions used in accounting for pensions are as follows:


Year Ended December 31,                              1995      1994       1993
- --------------------------------------------------------------------------------
                                                       (dollars in thousands)
Net periodic Pension Cost
     Service Cost                                    1,420     1,494      1,275
     Interest cost on projected benefit obligation   4,492     4,121      3,628
     Actual return on plan assets                   (8,203)     (292)    (4,408)
     Net amortization and deferral                   3,064    (4,632)        16
- --------------------------------------------------------------------------------
                                                    $  773   $   691    $   511
- --------------------------------------------------------------------------------
Assumptions
     Discount rate                                   8.00%      8.25%      7.75%
     Long-term compensation increase                 5.46%      5.46%      5.46%
     Return on plan assets                           9.50%      9.50%      9.50%

         At December 31, 1995, the plan's net assets were approximately equal to the total actuarial present value of the accumulated benefit obligation. No reconciliation of the funding status of the plan is presented because such information is available.

         POSTRETIREMENT BENEFITS OTHER THAN PENSIONS - The Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, January 1, 1993. The Company's accumulated postretirement benefit obligation was $5.2 million at December 31, 1995 and $4.7 million at December 31, 1994. CSW System's funding policy is based on actuarially determined contributions, taking into account amounts which are deductible for income tax purposes. The Company contributed $807,000 in 1995, $934,000 in 1994 and $874,000 in 1993.

         The Components of net periodic postretirement benefit cost and the assumptions used in accounting for postretirement benefits are as follows:

Year Ended December 31,                              1995      1994       1993
- --------------------------------------------------------------------------------
                                                           (thousands)
Net periodic Postretirement Benefit Cost
     Service cost                                   $ 458     $  508     $ 460
     Interest cost on accumulated postretirement
         benefit obligation                           383        388       338
     Actual return on plan assets                    (220)       (21)      (24)
     Amortization of transition obligation            166        166       166
Net amortization and deferral                          20       (107)      (66)
- --------------------------------------------------------------------------------
                                                    $ 807     $  934     $ 874
- --------------------------------------------------------------------------------

         A reconciliation of the funded status of the plan to the amounts recognized on the consolidated balance sheets follows:


December 31,                                               1995           1994
- --------------------------------------------------------------------------------
                                                               (thousands)
Accumulated Postretirement Benefit Obligation (APBO)
     Retirees                                            $ 2,020       $  1,756
     Other fully eligible participants                       163            245
     Other active participants                             3,010          2,721
- --------------------------------------------------------------------------------
Total APBO                                                 5,193          4,722
Plan Assets at Fair Value                                 (3,227)        (2,402)
- --------------------------------------------------------------------------------
APBO in Excess of Plan Assets                              1,966          2,320
Unrecognized Transition Obligation                        (2,834)        (3,000)
Unrecognized Gain (Loss)                                     871            643
- --------------------------------------------------------------------------------
Accrued (Prepaid) Cost                                   $     3       $    (37)
- --------------------------------------------------------------------------------

         The following assumptions were used in accounting for SFAS No. 106:


Discount rate                                              8.00%           8.25%
Return on plan assets                                      9.50%           9.50%
Tax rate for taxable trusts                               39.60%          39.60%

         Health Care Cost Trend Rate Assumptions:

Pre-65 Participants:

         1995 rate of 10.00% grading down .75% per year to an ultimate rate of 6.0% in 2001.
         1994 rate of 11.75% grading down .75% per year to an ultimate rate of 6.5% in 2001.

Post-65 Participants:

         1995 rate of 10.00% grading down .75% per year to an ultimate rate of 5.5% in 2001.
         1994 rate of 11.25% grading down .75% per year to an ultimate rate of 6.0% in 2001.

         Upon implementation of SFAS No. 106 in 1993, the CSW System decided to amortize the transition obligation over a 20 year period.

         Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $740,000 and increase the aggregate of the service and interest cost components of net postretirement benefits by $168,000.

         POSTEMPLOYMENT BENEFITS - In November 1992, the FASB issued SFAS No. 112, Employers' Accounting for Postemployment Benefits. This statement required the accrual method of accounting for certain types of postemployment benefits provided to former or inactive employees after employment, but before retirement. This standard required that the expected cost of these benefits be accrued during the period employees render service to qualify for benefits. The most significant costs for the Company are the continued medical and salary benefits during long-term disability. Effective January 1, 1993 the Company adopted SFAS No. 112 and the effect of the change on 1993 income was $273,000, net of taxes of $173,000 reflected in cumulative effect of changes in accounting principles.

NOTE 8.       RENTAL AND LEASE COMMITMENTS

         The Company leases certain land, facilities and equipment under various cancelable and non-cancelable operating leases. During 1993, the Company entered into a long-term operating lease arrangement to lease all the pipeline facilities of Palo Duro Pipeline Company (Palo Duro). The agreement, which includes provisions to purchase the leased pipeline assets, provides for an initial term of five years with several options to extend the lease for up to an additional seventeen years.

         Total rental charges to operating expenses for the year ended December 31, including the Palo Duro lease noted above, were as follows:

                          (millions)
- ------------------------------------
1993                        $  2.5
1994                        $  3.7
1995                        $  3.7
- ------------------------------------

         Minimum rental commitments as of December 31, 1995 for all non-cancelable leases are:

- -----------------------------------
1996                        $  4.3
1997                        $  4.7
1998                        $  3.3
1999                        $  3.3
2000                        $  3.2
Thereafter                  $ 17.9
- -----------------------------------

NOTE 9.       PRICE RISK MANAGEMENT ACTIVITIES

         HEDGING ACTIVITIES - The Company uses natural gas futures, options and basis swaps to reduce its price risk exposure arising from the purchase and sale of natural gas. Natural gas futures and options allow the Company to protect against volatility in supply cost in fulfilling fixed price sales contracts, meeting storage requirements and purchasing natural gas for processing operations. Natural gas futures and options are also used to protect the Company against price exposure on sales of natural gas from storage or fixed price purchase agreements. In addition, basis swaps protect the Company against volatility in price differentials between geographic areas. At December 31, 1995 and 1994, the Company had deferred gains (losses) of $(0.5) million and $1.9 million, respectively, from these transactions.

         The following table presents the Company's net open positions at December 31 for the financial instruments described above:


                                         1995                       1994
- ---------------------------------------------------------------------------------------
                                              (dollars in thousands)
                                                   Fair                          Fair
                                      Notional    Market           Notional     Market
                              BBtus     Value      Value   BBtus     Value       Value

Swaps purchased (sold) ....   4,300    $7,297     $7,942    --     $  --      $   --
Futures purchased (sold) ..   5,200    $8,549     $6,559  (1,500)  $(3,933)   $ (2,546)

         At December 31, 1995, the Company held a net long position in basis swaps with notional quantities of 6,000 BBtus valued at a net gain of $632,000.

         TRADING ACTIVITIES - Beginning in 1995, the Company entered into limited transactions using its fundamental and technical analysis of market conditions to earn additional revenues. The types of instruments used include futures, price swaps, over-the-counter and exchange-traded options. These contracts run for periods of up to 2 years. The following table discloses the fair value of contracts held or issued for trading purposes and net gains (losses) from trading activities as of or for the period ended December 31, 1995:

                          Fair Value
                           of Assets               Net
                         (Liabilities)            Gains
                          -----------
                   BBtus    Average     Ending   (Losses)
- --------------------------------------------------------
                          (dollars in thousands)

Options           (2,500)     (124)    (1,030)      (755)
Basis Swaps       (4,000)       17        (83)       517
Swaps                 --        (7)        --        (20)
Futures            2,000       203      1,164      2,383
- --------------------------------------------------------
Total             (4,500)     $ 89     $   51    $ 2,125
- --------------------------------------------------------

NOTE 10.      LITIGATION AND REGULATORY PROCEEDINGS

         On October 30, 1992, Transok filed with the Federal Energy Regulatory Commission ("FERC") a rate case in Docket No. PR93-4 for approval of cost of service rates for Section 311 transportation on the Traditional System. On September 18, 1995, the FERC approved a settlement of Transok's rate case. The settlement provided for maximum rates of $2.7360 per MMBtu and $0.1045 per MMBtu for firm reservation and firm usage charges, respectively, $0.1945 per MMBtu for interruptible and an allowance of 1.7% of the gas received for fuel use and lost and unaccounted for gas. These rates were effective from November 1, 1992, until October 31, 1995, when Transok was required to file a new rate case. On November 17, 1995, Transok filed with the FERC a Refund Report indicating that it had made refunds to its shippers of approximately $900,000 as the difference between what it had collected from Section 311 shippers and the approved rates during their effective time period plus interest.

         On November 1, 1995, Transok filed with the FERC a rate case in Docket No. PR96-2 for approval of cost of service rates for Section 311 transportation on the Traditional System. Transok requested approval of maximum rates of $2.736 per MMBtu and $.1751 per MMBtu for firm reservation and firm usage charges, respectively, $0.265 per MMBtu for interruptible plus the shipper's pro rata share of compressor fuel and 0.5% of the volumes transported as an allowance for lost and unaccounted for gas. Transok also informed the FERC in the case that it was ceasing to offer new firm transportation service and was seeking approval of the above firm rates only for the purpose of collecting the rates contained in firm transportation contracts still in effect as of November 1, 1995. Ten parties have intervened in the rate case. This matter is presently pending before the FERC, and therefore, the outcome is not ascertainable at this time.

         Transok's Greasy Creek storage facility located on the Traditional System is currently approved by the FERC to charge market based rates for up to
4.0 Bcf of the facility's capacity. The rates are effective for an indefinite time period, subject to Transok informing the FERC if it becomes affiliated with a local distribution company outside of the State of Oklahoma.

         Transok's Anadarko System in Oklahoma is currently authorized to collect a maximum rate of $0.145 per MMBtu for Section 311 interruptible transportation, plus each shipper's pro rata share of compressor fuel and 0.5% of the volumes transported as an allowance for lost and unaccounted for gas. Transok is required to file a new rate case with the FERC covering this system on or before May 1, 1996.

         Transok's North Louisiana System is currently authorized to collect a maximum rate of $0.1866 per MMBtu for Section 311 interruptible transportation, plus the shipper's pro rata share of compressor fuel and 0.5% of the volumes transported as an allowance for lost and unaccounted for gas. Transok is required to file a new rate case with the FERC covering this system on or before November 1, 1996.

         Transok leases the Palo Duro pipeline system in Texas that provides transportation service both in intrastate commerce and under Section 311 of the Natural Gas Policy Act. On April 29, 1994, Transok filed an Application for Review of Reasonableness of Transportation Rates for the Palo Duro system with the Texas Railroad Commission proposing a maximum rate of $0.20 per MMBtu (plus taxes) plus the shipper's pro rata share of compressor fuel and lost and unaccounted for volumes. The matter is still pending before the Railroad Commission and the ultimate outcome of this filing is unknown at this time.

         The Company, which provides natural gas services to PSO, and PSO have been named defendants in various lawsuits filed in federal and state courts of Oklahoma and Texas in 1984 through January 1995 by gas suppliers alleging claims arising out of certain gas purchase contracts. Cases currently pending seek approximately $1 million in actual damages, together with claims for punitive damages which, in compliance with pleading code requirements, are alleged to be in excess of $10,000. The plaintiffs seek relief through the filing dates as well as attorney fees. As a result of settlements among the parties, certain plaintiffs dismissed their claims with prejudice to further action. The settlements were funded by PSO and did not have a significant effect on the Company's consolidated results of operations. The remaining suits are in preliminary stages. Management believes the ultimate resolution of the remaining complaints will not have a significant effect on the Company's consolidated financial position or results of operations. The Company is indemnified pursuant to an agreement with PSO for any loss or costs that may be incurred by the Company involving PSO gas supply contracts.

         The Company's compressor engines and other emission sources are subject to air permit requirements, including monitoring. As a result of Clean Air Act amendments, the Company may become subject to additional permit requirements in the future, including compliance assurance monitoring, at eight facilities. Should these sites become subject to additional permit requirements, it is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

         The Company is party to various other legal claims, actions and complaints arising in the normal course of business. Management does not expect disposition of these matters to have a material adverse effect on the Company's consolidated financial position or results of operations.

                              TEJAS GAS CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  INTRODUCTION

         The following unaudited pro forma consolidated statements of earnings for the year ended December 31, 1995 and the three-month period ended March 31, 1996 and the unaudited pro forma consolidated balance sheet as of March 31, 1996 (the "Pro Forma Consolidated Financial Statements") give effect to (i) the Transok, Inc. acquisition under the purchase method of accounting and the related assumptions and adjustments described in the notes to the Unaudited Pro Forma Consolidated Financial Statements and, (ii) the net borrowing by Tejas of its cash requirements of approximately $583 million, including related financing costs, to finance the Transok, Inc. acquisition.

         The Pro Forma Consolidated Financial Statements are based upon the historical audited and unaudited consolidated financial statements of Tejas and Transok, Inc. and should be read in conjunction with the audited financial statements and notes thereto included in Tejas' Annual Report on Form 10-K for the year ended December 31, 1995, the unaudited Tejas' Quarterly Report on Form 10-Q for the three months ended March 31, 1996, and the audited and unaudited financial statements and notes thereto of Transok, Inc. included in this current report. Because of the seasonal nature of Tejas' and Transok's operations, among other factors, the results of the interim period presented is not necessarily indicative of the results to be expected of an entire year.

         The unaudited pro forma consolidated statements of earnings for the year ended December 31, 1995 and the three months ended March 31, 1996 were prepared assuming that the transactions described above were consummated as of the beginning of each period presented. The unaudited pro forma consolidated balance sheet as of March 31, 1996 was prepared assuming that the transaction described above was consummated as of March 31, 1996. The Pro Forma Consolidated Financial Statements have been prepared based upon assumptions deemed appropriate by Tejas and may not be indicative of actual results.

  UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED EARNINGS - TRANSOK ACQUISITION
                              TEJAS GAS CORPORATION
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (in thousands, except per share data)


                                                                            Historical
                                                                 --------------------------------
                                                                    Tejas               Acquired
                                                                     Gas                Transok      Pro Forma
                                                                 Corporation           Operations   Adjustments          Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------
Revenues .................................................       $ 1,043,621        $ 720,866        $   --             $ 1,764,487
Cost of Sales ............................................           877,088          575,621            --               1,452,709
- ------------------------------------------------------------------------------------------------------------------------------------
     Gross Profit ........................................           166,533          145,245            --                 311,778
Operating Expense ........................................            38,081           25,123           6,058 (a)            69,262
- ------------------------------------------------------------------------------------------------------------------------------------
     Operating Income ....................................           128,452          120,122          (6,058)              242,516
- ------------------------------------------------------------------------------------------------------------------------------------
Taxes, other than income .................................              --              9,248            --                   9,248
General and Administrative ...............................            20,407           22,750          (5,250)(b)            37,907
Depreciation and Amortization ............................            32,324           31,478           1,201 (c)            65,003
- ------------------------------------------------------------------------------------------------------------------------------------
Earnings From Operations .................................            75,721           56,646          (2,009)              130,358
- ------------------------------------------------------------------------------------------------------------------------------------
Other Income (Expenses):
     Equity in Earnings (Loss) of
         Unconsolidated subsidiaries .....................              (158)            --              --                    (158)
     Interest income .....................................               448             --              --                     448
     Interest expense ....................................           (26,130)         (14,031)        (44,165)(d)           (84,326)
     Factoring expenses ..................................              --             (4,795)          4,795 (e)              --
     Distributions on Preferred Membership
         Units of a Subsidiary ...........................               (36)            --              --                     (36)
     Other, net ..........................................             1,945            1,269            --                   3,214
- ------------------------------------------------------------------------------------------------------------------------------------
     Total ...............................................           (23,931)         (17,557)        (39,370)              (80,858)
- ------------------------------------------------------------------------------------------------------------------------------------
Earnings Before Taxes ....................................            51,790           39,089         (41,379)               49,500
- ------------------------------------------------------------------------------------------------------------------------------------
     Income Taxes:
         Current .........................................             9,656            2,555            --                  12,211
         Deferred ........................................             9,197           11,207         (16,138)(f)             4,266
- ------------------------------------------------------------------------------------------------------------------------------------
     Total ...............................................            18,853           13,762         (16,138)               16,477
- ------------------------------------------------------------------------------------------------------------------------------------
         Net Earnings ....................................            32,937           25,327         (25,241)               33,023
Preferred Dividend Requirements ..........................             8,393             --              --                   8,393
- ------------------------------------------------------------------------------------------------------------------------------------
Net Earnings Applicable
     to Common Stock .....................................       $    24,544        $  25,327        $(25,241)          $    24,630
====================================================================================================================================
Average Shares Outstanding ...............................            17,352                                                 17,352
Earnings Per Share .......................................       $      1.41                                            $      1.42

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS - TRANSOK ACQUISITION
                              TEJAS GAS CORPORATION
                    FOR THE THREE MONTHS ENDED MARCH 31, 1996
                      (in thousands, except per share data)

                                                       Historical
                                              ---------------------------
                                                  Tejas          Acquired

                                                   Gas           Transok       Pro Forma
                                              Corporation      Operations     Adjustments     Pro Forma
- --------------------------------------------------------------------------------------------------------
Revenues                                       $ 432,401       $ 255,635      $    --         $ 688,036
Cost of Sales                                    389,072         212,746           --           601,818
- --------------------------------------------------------------------------------------------------------
     Gross Profit                                 43,329          42,889           --            86,218
Operating Expense                                  9,516           6,163        1,740 (a)        17,419
- --------------------------------------------------------------------------------------------------------
     Operating Income                             33,813          36,726       (1,740)           68,799
- --------------------------------------------------------------------------------------------------------
Taxes, other than income                              --           2,567           --             2,567
General and Administrative                         6,047           7,779       (1,313)(b)        12,513
Depreciation and Amortization                      8,079           8,995         (650)(c)        16,424
- --------------------------------------------------------------------------------------------------------
Earnings From Operations                          19,687          17,385          223            37,295
- --------------------------------------------------------------------------------------------------------
Other Income (Expenses):
     Equity in Earnings (Loss) of
         Unconsolidated Subsidiaries               3,666              --           --             3,666
     Interest income                                 302              --           --               302
     Interest expense                             (5,155)         (2,929)     (11,042)(d)       (19,126)
     Factoring expenses                               --          (1,826)       1,826 (e)            --
     Distributions on Preferred Membership
         Units of a Subsidiary                      (947)             --           --              (947)
     Other, net                                       92             (39)          --                53
- --------------------------------------------------------------------------------------------------------
     Total                                        (2,042)         (4,794)      (9,216)          (16,052)
- --------------------------------------------------------------------------------------------------------
Earnings Before Taxes                             17,645          12,591       (8,993)           21,243
- --------------------------------------------------------------------------------------------------------
     Income Taxes:
         Current                                   3,939            (900)          --             3,039
         Deferred                                  2,768           5,179       (3,507)(f)         4,440
- --------------------------------------------------------------------------------------------------------
     Total                                         6,707           4,279       (3,507)            7,479
- --------------------------------------------------------------------------------------------------------
         Net Earnings                             10,938           8,312       (5,486)           13,764
Preferred Dividend Requirements                    2,098               -           --             2,098
- --------------------------------------------------------------------------------------------------------
Net Earnings Applicable
     to Common Stock                             $ 8,840         $ 8,312     $ (5,486)         $ 11,666
========================================================================================================
Average Shares Outstanding                        17,405                                         17,405
Earnings Per Share                               $  0.51                                       $   0.67

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET - TRANSOK ACQUISITION
                              TEJAS GAS CORPORATION
                              AS OF MARCH 31, 1996
                                 (in thousands)

                                                                    Historical
                                                            ------------------------
                                                               Tejas       Acquired
                                                                Gas        Transok      Pro Forma
                                                            Corporation   Operations   Adjustments      Pro Forma
- --------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
     Cash and cash equivalents                              $      937    $    7,797   $       --       $     8,734
     Accounts receivable                                       185,081        71,630       30,739 (h)       287,450
     Exchange gas receivable                                     9,547            --           --             9,547
     Working gas                                                10,484           117           --            10,601
     Prepaids and other current assets                           3,042        20,750           --            23,792
     Deferred tax asset                                          2,948           914                          3,862
- --------------------------------------------------------------------------------------------------------------------
         Total current assets                                  212,039       101,208       30,739           343,986
- --------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                  799,817       878,058     (137,647)(i)     1,540,228
     Less: Accumulated depreciation and amortization           186,364       244,914     (244,914)(i)       186,364
- --------------------------------------------------------------------------------------------------------------------
         Net property, plant and equipment                     613,453       633,144      107,267         1,353,864
- --------------------------------------------------------------------------------------------------------------------
Investment in Unconsolidated Entities                           35,005        29,805           --            64,810
Goodwill, Net of Accumulated Amortization                       10,161            --           --            10,161
Other Assets                                                    11,300        23,539       (8,455)(i)        26,384
- --------------------------------------------------------------------------------------------------------------------
         Total                                              $  881,958    $  787,696   $  129,551       $ 1,799,205
====================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Gas purchases payable                                  $  163,820    $  124,998   $       --       $   288,818
     Exchange gas payable                                       14,285             -           --            14,285
     Accounts payable                                           10,929         2,828           --            13,757
     Accrued liabilities                                        22,163         1,333           --            23,496
     Deferred credits                                            3,428             -           --             3,428
     Income taxes payable                                        3,821         2,788           --             6,609
     Current maturities of long-term obligations                 5,317             -           --             5,317
- --------------------------------------------------------------------------------------------------------------------
         Total current liabilities                             223,763       131,947           --           355,710
- --------------------------------------------------------------------------------------------------------------------
Deferred Credit and Other Liabilities                                -             -        2,500 (g)         2,500
Long-Term Debt                                                 242,075       200,000      582,800 (j)     1,024,875
Deferred Income Taxes                                           54,105       121,371     (121,371)(i)        54,105
Preferred Membership Units of a Subsidiary                      50,683            --           --            50,683
Stockholders' Equity:
     Preferred Stock                                               460            --           --               460
     Common Stock                                                4,351         9,219       (9,219)(i)         4,351
     Additional paid-in capital                                191,497       162,000     (162,000)(i)       191,497
     Retained earnings                                         115,024       163,159     (163,159)(i)       115,024
- --------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                            311,332       334,378     (334,378)          311,332
- --------------------------------------------------------------------------------------------------------------------
         Total                                              $  881,958    $  787,696   $  129,551       $ 1,799,205
====================================================================================================================

See notes to unaudited pro forma consolidated financial statements

                              TEJAS GAS CORPORATION
               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                   STATEMENTS For the Year Ended December 31,
                                  1995 and the
                        Three Months Ended March 31, 1996

1.   BASIS OF PRESENTATION

         The Unaudited Pro Forma Consolidated Balance Sheet is presented assuming the combination occurred on March 31, 1996. The Unaudited Pro Forma Consolidated Statements of Earnings for the year ended December 31, 1995 and the three months ended March 31, 1996 are presented as if the combination occurred at the beginning of each period presented. The Pro Forma Consolidated Financial Statements may not necessarily be indicative of the results which would actually have occurred if the combination had been in effect on the date or for the periods indicated or which may result in the future.

         While the 1996 first quarter pro forma statement of earnings indicates a 32% improvement over the historical Tejas' 1996 first quarter, Tejas does not anticipate the improvement created by the merger for the full year 1996 to be significantly greater than the pro forma improvement reflected for the year ended December 31, 1995.1 Projected improvements versus those anticipated for Tejas before the merger are not expected to be substantial until the completion of the capital expenditure programs related to the west to east movement of natural gas on the Transok system. Under current plans, these programs will be completed by the end of 1997. Tejas believes that the improvements from these capital expenditures and the enhanced ability to market gas within the state of Oklahoma will result in Transok making a significant contribution to Tejas' consolidated earnings beginning in 1998.

         Since Tejas plans to reinvest the majority of the available free cash flow on capital expenditures for the remainder of 1996 and 1997, Tejas anticipates the issuance of at least $100 million of common equity and is also reviewing a number of other alternatives to reduce leverage of Tejas from the 74% debt to total capitalization reflected on the pro forma balance sheet for March 31, 1996 to a range approaching 60% by year end 1996 or mid year 1997.

2.   PRO FORMA ADJUSTMENTS - STATEMENTS OF EARNINGS

         The pro forma adjustments to the Unaudited Pro Forma Consolidated Statements of Earnings reflect the following:

         (a) OPERATING EXPENSES - Through the consolidation and realignment of operations and field- based personnel (a reduction of personnel from approximately 540 at December 31, 1995 to approximately 480 at June 6, 1996), Tejas anticipates a reduction of Transok's historical operating, general and administration costs. Such reductions amount to approximately $2.8 million for the year ended December 31, 1995 and approximately $0.7 million for the quarter ended March 31, 1996. Offsetting these reductions is an increase in rental expense associated with the lease of seven Transok gas processing plants. The rental expense for the twelve month period is $9.8 million and the expense for the three
- --------
     1 The statements included herein regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project,""estimate," "predict," "anticipate" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions, including but not limited to, industry conditions, stock market conditions, prices of natural gas and other factors discussed in this Form 8-K and in the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

month period is $2.4 million, including in both periods amortization of associated costs. Additionally, this pro forma statement of earnings reflects a 1995 reclassification of $.9 million from operating expense to depreciation expense to reflect Transok's change in presentation of financial data related to depreciation of transportation equipment.

         (b) GENERAL AND ADMINISTRATIVE EXPENSES - A significant portion of the historical amounts incurred by Transok for general and administrative expenses represent parent company allocations. Based on Tejas' projected actual cost of providing such incremental corporate services, the historical amounts have been reduced by $2.4 million and $.6 million for the 1995 annual period and the 1996 three-month period, respectively. In addition, general and administrative expenses have been reduced by $2.8 million for the year ended December 31, 1995 and $0.7 million for the three months ended March 31, 1996 to reflect personnel and other cost reductions.

         (c) DEPRECIATION AND AMORTIZATION - The adjustment reflects the pro forma depreciation and amortization expense based on the use of adjusted asset lives and salvage value, straight-line method of depreciation for all assets and the allocation of the purchase price.

         (d) INTEREST EXPENSE - The adjustment for interest expense reflects interest computed on the additional indebtedness incurred for the purchase of Transok. The principal amount of indebtedness incurred was approximately $582.8 million and the interest rate used to calculate the interest expense was 7.5%. Interest expense also includes amortization of financing costs.

         (e) FACTORING EXPENSE - Transok has historically factored a portion of its accounts receivable balances to its parent company in order to obtain greater liquidity. Since accounts receivable will no longer be factored, a pro forma adjustment has been made to reverse the factoring expense of $4.8 million for the 1995 annual period and $1.8 million for the 1996 three-month period.

         (f) INCOME TAXES - The adjustment for income taxes represent the tax effect of the foregoing pro forma adjustments computed at a 39% statutory income tax rate which reflects both federal and state income tax rates. The reduction of income taxes resulting from the pro forma adjustments is classified as deferred on the income statement due to Tejas' alternative minimum tax position during the pro forma periods.

3.   PRO FORMA ADJUSTMENTS - BALANCE SHEET

         The pro forma adjustments to the Unaudited Pro Forma Consolidated Balance Sheet reflect the following:

         (g) DEFERRED CREDITS AND OTHER LIABILITIES - A $2.5 million liability has been recorded to reflect management's current intent to (i) exercise a purchase option on an office building that Transok is currently leasing and (ii) subsequently sell the building for an estimated $2.5 million loss.

         (h) NET WORKING CAPITAL ADJUSTMENT - The adjustment reflects a $30.7 million working capital contribution by CSW as required by the terms of the Merger Agreement.

         (i) ALLOCATION OF PURCHASE PRICE - Total cash consideration to be paid by Tejas for the Transok, Inc. acquisition, plus related transaction costs, was $582.8 million. In addition, Tejas assumed $200.0 million of Transok's outstanding debt. The adjustments reflect the recording of the acquisition using the purchase method of accounting and the allocation of the purchase price based on the fair value of the assets and liabilities acquired. The allocation of the purchase price is preliminary, as valuation and other studies have not been finalized. It is not expected that the final allocation of the purchase price will produce materially different results from those presented herein. The adjustments also take into consideration the sale by Transok to a third party of seven Transok gas processing plants, immediately prior to the acquisition, and the leasing of those plants by Tejas.

         (j) LONG-TERM DEBT - Adjustment to record borrowings associated with the cash consideration paid to purchase Transok. Of the total cash consideration of approximately $582.8 million, including transaction costs; $401.9 million was obtained through the new credit facilities and $180.9 million was obtained under the existing credit facilities of Tejas Gas and Acadian.

                                       27